Form N-8A for THE BOYLE FUND filed on November 17, 1997




                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

   Name:

        The Boyle Fund

   Address of Principal Business Office (No. & Street, City, State, Zip
   Code):

        2062 Jackson Street
        San Francisco, California 94109

   Telephone Number (including area code):

        (415) 923-5855

   Name and Address of Agent for Service of Process:

        Michael J. Boyle
        2062 Jackson Street
        San Francisco, California  94109


   Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

             Yes  [X]                      No   [_]

             Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of San Francisco and State of California on the 17th day of November 1997.

                                 THE BOYLE FUND
                              (Name of Registrant)

   Attest:   /s/Joanne E. Boyle                          By: /s/Michael J. Boyle
             ------------------                              -------------------
             Joanne E. Boyle                                 Michael J. Boyle
             Vice President and CFO                          President
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